EXHIBIT  11

                              APPLE COMPUTER, INC.

                    COMPUTATION OF EARNINGS PER COMMON SHARE

                    (In thousands, except per share amounts)


                                 Three Months      Nine Months Ended
                                    Ended
                              June 30,    July 1,   June 30,    July 1,
                                 1995       1994       1995       1994

Primary Earnings Per  Share

Earnings
  Net  income applicable
  to common stock            $ 103,019  $ 138,101  $ 364,122  $ 195,523

Shares
  Weighted average number
  of common shares
  outstanding                  121,379    118,267    120,681    117,375

  Adjustment for dilutive
  effect of outstanding
  stock options                  1,824        593      1,801        878

Weighted average number of
common and common equivalent
shares used for primary
earnings per share             123,203    118,860    122,482    118,253

Primary earnings per
  common share                  $ 0.84     $ 1.16    $  2.97     $ 1.65

Fully  Diluted Earnings  Per
  Share

Earnings
  Net  income applicable
  to common stock            $ 103,019  $ 138,101  $ 364,122  $ 195,523

Shares
  Weighted average number
  of common shares
  outstanding                  121,379    118,267    120,681    117,375

Adjustment for dilutive
  effect of outstanding
  stock options                  2,647        593      2,095        904

Weighted average number of
common and common equivalent
shares used for fully diluted
earnings per share             124,026    118,860    122,776    118,279

Fully diluted earnings per
  common share                 $  0.83    $  1.16     $ 2.97     $ 1.65


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                                   EXHIBIT  27

                              APPLE COMPUTER, INC.

                             FINANCIAL DATA SCHEDULE

                     (In millions, except per share amounts)